UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

The Cheesecake Factory Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 1, 2023

This proxy statement supplement (this “Supplement”), dated May 15, 2023, supplements and amends the proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 20, 2023 (the “Proxy Statement”) relating to the proxies being solicited by the Board of Directors (the “Board”) of The Cheesecake Factory Incorporated, a Delaware corporation (the “Company” and “we,” “us” or “our”), in connection with the Company’s Annual Meeting of Stockholders to be held on Thursday, June 1, 2023 (the “Annual Meeting”). This Supplement should be read together with the Proxy Statement. Other than as set forth below, no changes have been made to the Proxy Statement.

The purpose of this Supplement is to update the biographical information on Mr. Cappello on page 15 of the Proxy Statement. His updated biographical information is below.

Background:

Mr. Cappello, age 67, has led several public and private companies over the past 50 years, including Cappello Global, LLC, a global investment bank, whose principals have transacted business in over 50 countries. He is also Chairman of the board of Navidea Biopharmaceuticals, Inc. (NYSE) and serves as a director of Virco Manufacturing Corporation (Nasdaq), The Agnew Company, Caldera Medical and Nordic Industries. Mr. Cappello is a director of RAND Corporation’s Center for Middle East Public Policy, the Center for Global Risk and Security, and the RAND-Russia Forum. Mr. Cappello is a former Chairman of Intelligent Energy, PLC (London), Inter-Tel (Nasdaq), and Geothermal Resources Intl. (AMEX), a former director and co-founder of both California Republic Bank and Nano Financial Holdings, and a former member of the advisory board of Gusmer Enterprises.

Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from information contained in the Proxy Statement, the information in this Supplement updates the Proxy Statement.

If you have already voted by proxy, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxies returned before the Annual Meeting will be voted in accordance with the Board’s recommendations as set forth in the Proxy Statement. Important information regarding how to vote your shares and how to change votes already cast is available in the Proxy Statement.

By Order of the Board,

/s/ Scarlett May

Scarlett May

Secretary

Calabasas Hills, California

May 15, 2023

1